Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

August 28, 2023

reAlpha Tech Corp.
6515 Longshore Loop

Suite 100
Dublin, Ohio 43017

Ladies and Gentlemen:

We have acted as counsel to reAlpha Tech Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of the Company’s Registration Statement on Form S-11 (File No. 333-273782) (the “Registration Statement”) for the registration of the resale from time to time by the selling stockholders of the Company named in the Registration Statement (the “Registered Stockholders”) of up to 4,151,519 shares of the Company’s common stock, par value $0.001 per share (the “Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement, together with the exhibits attached thereto, the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments, including the certificate of incorporation and bylaws of the Company and the applicable resolutions of the Company’s board of directors, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the resale of the Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

1.	The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP